SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              Exchange Act of 1934

                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[X] Definitive Additional Materials

[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

[ ]  Definitive revised materials

                             CareMatrix Corporation
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0.11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

                                     [LOGO]

                                197 First Avenue
                          Needham, Massachusetts 02494

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                 JUNE 21, 1999

    The Annual Meeting of Stockholders of CareMatrix Corporation (the "Company") will be held on Monday, June 21, 1999 at 10:00 a.m. at the offices of Nutter, McClennen & Fish, LLP, located at One International Place, Boston, Massachusetts, 02110, for the following purposes:

    1. To elect the members of the Board of Directors who shall hold office until the next annual meeting of stockholders and thereafter until their successors are duly elected and qualified.

    2. To consider and act upon a proposal to amend the Company's 1996 Equity Incentive Plan.

    3. To consider and act upon such other business and matters or proposals as may properly come before said Annual Meeting or any adjournment or adjournments thereof.

    The Board of Directors has fixed the close of business on April 26, 1999 as the record date for determining the stockholders having the right to receive notice of and to vote at said Annual Meeting.

                                        By Order of the Board of Directors

                                        /s/ Jeffrey P. Neterval
                                        ----------------------------------------
                                        Jeffrey P. Neterval
                                        SECRETARY

Needham, Massachusetts
April 30, 1999

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. RETURNING THE ENCLOSED PROXY WILL NOT AFFECT YOUR RIGHT TO ATTEND THE MEETING AND VOTE YOUR SHARES IN PERSON.

                                     [LOGO]

                             CareMatrix Corporation
                                197 First Avenue
                               Needham, MA 02494
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 21, 1999

    This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of CareMatrix Corporation (the "Company") of proxies for use at the Annual Meeting of Stockholders of the Company to be held, pursuant to the accompanying Notice of Annual Meeting, on Monday, June 21, 1999 at 10:00 a.m., at the offices of Nutter, McClennen & Fish, LLP located at One International Place, Boston, Massachusetts, 02110, and at any adjournment or adjournments thereof (the "Annual Meeting"), for the purposes stated in the accompanying Notice of Meeting. Action will be taken at the Annual Meeting both to elect the members of the Board of Directors for the ensuing year and until their successors are duly elected and qualified and to consider and act upon a proposal to amend the Company's 1996 Equity Incentive Plan.

    Any stockholder giving a proxy retains the power to revoke such proxy at any time prior to its being voted by (i) delivering a written revocation to the Secretary of the Company, (ii) by executing and returning to the Company a proxy bearing a later date, or (iii) by attending the Annual Meeting and voting his or her shares in person. Any stockholder who attends the Annual Meeting in person will not be deemed to have revoked his or her proxy unless such stockholder affirmatively indicates at the Annual Meeting his or her intention to vote the shares in person. If the proxy is properly executed and is not revoked, it will be voted at the Annual Meeting in the manner specified. If no instructions are specified, the shares represented by the proxy will be voted "for" the election of the nominees for directors named herein and "for" the approval of Item 2 in the Notice of Meeting. Proxies solicited by the Board of Directors confer discretionary authority to vote on any matter to come before the meeting with respect to which the Company did not receive notice prior to March 29, 1999, or June 8, 1999 in the case of the election of directors.

    The Company mailed this Proxy Statement and the related form of proxy on or about May 7, 1999 to its stockholders of record at the close of business on April 26, 1999.

                               VOTING SECURITIES

    The holders of record of shares of the Company's Common Stock, $.05 par value per share (the "Common Stock"), and Series A Cumulative Convertible Preferred Stock, $.01 par value per share (the "Series A Preferred Stock"), at the close of business on April 26, 1999 may vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 18,029,197 shares of Common Stock and 7,100 shares of Series A Preferred Stock. Each stockholder has one vote at the Annual Meeting for each share of Common Stock and/or Series A Preferred Stock held of record on said date. A majority of issued and outstanding shares of capital stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum for the transaction of business.

    Directors will be elected at the Annual Meeting by a plurality of the votes cast at the meeting by those entitled to vote. Votes may be cast either in favor of the election of the nominees for director or withheld. Votes that are withheld will have no effect on the outcome of the election of directors. Approval of Item 2, amendment of the 1996 Equity Incentive Plan, requires a majority of the votes so cast. With respect to Item 2, where proxies are marked as abstentions (or stockholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum for purposes of determining the approval of Item 2. Abstentions will have no effect on the outcome of the approval of the amendment to the 1996 Equity Incentive Plan. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter for purposes of determining the presence of a quorum.

                                    ITEM 1.
                             ELECTION OF DIRECTORS

    The Company's By-laws provide that the Board of Directors shall consist of not less than one nor more than 10 directors, the exact number to be fixed by the Board of Directors. The Board of Directors has currently fixed the number of directors at eight; however, the By-laws provide that, within the limits specified above, the number of directors may at any time be increased or decreased by the vote of the Board.

    The nominees for election to the Board of Directors consist of Abraham D. Gosman, Andrew D. Gosman, Michael M. Gosman, Donald J. Amaral, H. Loy Anderson, Jr., Rev. Bedros Baharian, Robert Cataldo and Stephen E. Ronai. The nominees were nominated by the Board of Directors. If elected, the nominees will serve as directors until the next Annual Meeting of Stockholders and thereafter until their respective successors are duly elected and qualified.

    In the event that any of the nominees becomes unavailable to serve as a director of the Company, the persons named as proxies have discretionary authority to vote for a substitute. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected.

NOMINEES FOR ELECTION

    Each of the following directors has been nominated for election at the Annual Meeting:

    ABRAHAM D. GOSMAN, age 70, has served as Chairman of the Board of Directors of the Company since October 1996 and as the Company's Chief Executive Officer since April 15, 1999. In addition, he has served as the Chairman of the Board of Directors and Chief Executive Officer of PhyMatrix Corp. ("PhyMatrix"), a publicly-traded, physician-driven, integrated medical management company, since 1996. He served as Chairman of the Board of Meditrust and its successor Meditrust Corporation, a real estate investment trust, from its inception in 1985 to August 1998 and was its Chief Executive Officer from 1985 to November 1997. Mr. Gosman also served as the Chairman, Chief Executive Officer and Treasurer of Meditrust Operating Company from November 1997 until August 1998. Mr. Gosman was the Chief Executive Officer and Chairman of the Board of The Mediplex Group, Inc. ("Mediplex"), an operator and developer of health care facilities, from August 1990 until June 1994.

    ANDREW D. GOSMAN, age 33, has served as a director of the Company since October 1996 and as Vice Chairman of the Board of Directors, a post he previously held from October 1996 to August 1997, since April 8, 1999. From August 1997 until April 8, 1999, he served as President of the Company. He served as Executive Vice President of the Company from October 1996 to August 1997. From January to October 1996, he served alternatively as President and Executive Vice President of a group of privately-owned corporations (the "CareMatrix Affiliates") which merged with and into the Company on October 4, 1996. Previously, he served as Executive Vice President of Development for Continuum Care Corporation ("Continuum") from June 1994 to January 1996. He has also served as a Vice President of AMA Funding Corporation and AMA Land Ventures, Inc., two closely held investment and development concerns, since March 1992.

    MICHAEL M. GOSMAN, age 36, has served as a director of the Company since October 1996 and as its Vice Chairman from August 1997 until April 8, 1999. He currently serves as a principal of K&G Associates, a firm which provides consulting services to the Company. Mr. Gosman served as an Executive Vice President--Acquisition and Development of the Company from October 1996 until April 8, 1999. He was

Executive Vice President--Assisted Living of the CareMatrix Affiliates from January to October 1996. Previously, he served as the Executive Vice President of Finance and Administration for Continuum from June 1994 to January 1996. From January 1990 to June 1993, he served as the Director of Special Projects for Diamond Health Group, Inc.

    DONALD J. AMARAL, age 46, has served as a director of the Company since October 1996. Mr. Amaral has served as Chairman of the Board of Directors of Coram HealthCare Corp. ("Coram") since June 1997. He served as Chief Executive Officer of Coram from June 1997 until April 23, 1999 and as President of Coram from October 1995 to June 1997. Previously, he was President and Chief Operating Officer of OrNda Healthcorp ("OrNda") from April 1994 to August 1995, and served in various executive positions with Summit Health Ltd. ("Summit") from October 1989 to April 1994, including President and Chief Executive Officer between October 1991 and April 1994. Summit was merged into OrNda in April 1994. Mr. Amaral is also a member of the Board of Directors of Meditrust Corporation and Meditrust Operating Company.

    H. LOY ANDERSON, JR., age 55, has served as a director of the Company since October 1996. He has served as President, Chief Executive Officer and a director of Palm Beach National Bank & Trust Company since June 1990. Mr. Anderson is also a director of PhyMatrix Corp.

    REV. BEDROS BAHARIAN, age 83, has served as a director of the Company since October 1996. Rev. Baharian is a consultant and private investor. He has also served as a member of the Board of Directors of FACT Retirement Services, a not-for-profit owner and manager of continuing retirement communities in California since 1990 and was its Chairman from 1994 to 1998. He served as Chairman of the Board of Teachers Assistance Life Care Centers, Inc. from 1990 to 1993 and as a board member of Casa de las Campanas from 1990 to 1994. He is a founder and past president of the New England Elderly Housing Association.

    ROBERT CATALDO, age 74, has served as a director of the Company since June 1997 and has been President of Sheldon Corporation, a health care and real estate consulting firm, since July 1983.

    STEPHEN E. RONAI, age 62, has served as a director of the Company since October 1996. Mr. Ronai has been a partner in the Connecticut law firm of Murtha, Cullina, Richter and Pinney since 1984 where he serves as Chairman of the firm's Health Care Department. He is a member of the American Health Lawyers Association. From 1989 to 1995, he served as a member of the Board of Directors of the National Health Lawyers Association. Mr. Ronai also serves as a director of PhyMatrix Corp., is a member of the Committee on Government of the Connecticut Hospital Association and is a Director of two non-profit corporations, The Milford Hospital, Inc. and Church Homes, Inc. Mr. Ronai also serves as the secretary of Church Homes, Inc.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

    The Board of Directors held seven meetings during 1998. In addition to the full Board of Directors, the Board of Directors has authorized the following committees:

    EXECUTIVE COMMITTEE. The members of the Executive Committee of the Company's Board of Directors are Andrew D. Gosman, Abraham D. Gosman, Donald J. Amaral and Rev. Bedros Baharian. The Executive Committee exercises all the powers of the Board of Directors between meetings of the Board of Directors, except such powers as are reserved to the Board of Directors by law. The Executive Committee held one meeting during 1998.

    AUDIT COMMITTEE. The members of the Audit Committee of the Company's Board of Directors are Donald J. Amaral, H. Loy Anderson, Jr., Rev. Bedros Baharian and Robert Cataldo, all of whom are independent directors. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans for and results of the audit, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and nonaudit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee held two meetings during 1998.

    COMPENSATION COMMITTEE. The members of the Compensation Committee of the Company's Board of Directors are H. Loy Anderson, Jr., Rev. Bedros Baharian, Robert Cataldo and Stephen E. Ronai. The Compensation Committee establishes a general compensation policy for the Company and approves increases both in directors' fees and in salaries paid to the Company's officers and senior employees. The Compensation Committee administers all of the Company's employee benefit plans. The Compensation Committee determines, subject to the provisions of the Company's plans, the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and terms and conditions under which benefits may be vested, received or exercised. There are no interlocks among the members of the Compensation Committee. The Compensation Committee held one meeting during 1998.

    FAMILY RELATIONSHIPS. Andrew D. Gosman and Michael M. Gosman are sons of Abraham D. Gosman. No other family relationship exists among the Company's directors or executive officers.

    COMPENSATION OF DIRECTORS. Officers who are members of the Board of Directors do not receive compensation for serving on the Board. Each other member of the Board receives annual compensation of $15,000 for serving on the Board, plus a fee of $1,000 for each Board of Directors' meeting attended and $500 for telephonic meetings. In addition, such directors receive an additional fee of $500 for each committee meeting attended, except that only one fee will be paid in the event that more than one such meeting is held on a single day. All directors receive reimbursement of reasonable expenses incurred in attending Board and committee meetings and otherwise carrying out their duties.

    The Company's 1995 Non-qualified Stock Option Plan for Non-employee Directors (the "1995 Plan") entitles each non-employee director to a grant of a non-qualified stock option to purchase 1,200 shares of the Common Stock at an exercise price equal to the higher of the average high and low and trade prices and the closing price of the Common Stock on the date of grant. Pursuant to the 1995 Plan, the date of grant is the first Friday following the annual meeting of stockholders at which such individual is elected or re-elected. In addition, pursuant to the Company's 1996 Equity Incentive Plan (described in detail in Item 2 below), the Board of Directors granted each non-employee director options to purchase Common Stock on two occasions in 1998. In September, such directors were granted options to purchase 20,000 shares at an exercise price of $17.50 per share, vesting in equal increments over a four-year period. In December, each non-employee director was granted options to purchase 10,000 shares at an exercise price of $28.625 per share, vesting in equal increments over a three-year period. The exercise price of each option was equal to the fair market value of the Common Stock on the applicable date of grant.

                                   MANAGEMENT

EXECUTIVE OFFICERS

    Executive officers are appointed by and serve at the discretion of the Board of Directors. The following is a biographical summary of the experience of the executive officers of the Company who have not been nominated to serve as directors of the Company

    MARC H. BENSON, age 42, has served as President of the Company since April 8, 1999. From October 1996 until April 8, 1999, he was Chief Operating Officer of the Company. Previously, he served as Chief Operating Officer of the CareMatrix Affiliates from August 1996 until October 1996. From September 1995 to July 1996, he served as a Vice President/Director of Operations for ManorCare, Inc.'s ("ManorCare") southeast district where he had primary operating responsibility for ManorCare's assisted living and Alzheimer's facilities in the southeastern portion of the United States. Prior to joining ManorCare, Mr. Benson served as Director of Operations for Beverly Enterprises where he managed senior housing, assisted living, skilled nursing and home health care centers in seven states from 1992 to

September 1995. He served as Director of Finance of the Retirement Living Division Beverly Enterprises from 1990 to 1992.

    MICHAEL J. ZACCARO, age 41, has served as the Chief Operating Officer of the Company since April 8, 1999 and as Executive Vice President of Operations of the Company from October 1996 until April 8, 1999. Previously, he served as Senior Vice President of the CareMatrix Affiliates from December 1995 until October 1996. From 1990 to 1995, Mr. Zaccaro served as a Senior Vice President of Continuum and of GWZ Development Corp. Prior to 1990, he was a founder of Athena Health Care Associates and served as its President from 1983 to 1990. Mr. Zaccaro serves as a Vice President and Director of both the Connecticut Association of Health Care Facilities and the Connecticut Assisted Living Association.

    HAROLD E. NASH, III, age 45, has served as an Executive Vice President of the Company since April 1996. From 1992 to April 1996, Mr. Nash served as a Vice President at Suffolk Construction Company.

    FREDERICK R. LEATHERS, age 41, has served as Chief Financial Officer of the Company since April 15, 1999. From June 1994, he has served as the Chief Financial Officer and Treasurer of PhyMatrix Corp. Previously, he served as Treasurer, Chief Financial Officer and Principal Accounting Officer of Mediplex from October 1991 to June 1994. He was Treasurer of A.M.A. Advisory Corp. and Controller of Meditrust from July 1988 to January 1991.

                             EXECUTIVE COMPENSATION

    The following summary compensation table shows compensation information for the last three completed fiscal years for the Company's former Chief Executive Officer and the five other most highly compensated current and former executive officers (collectively, the "Named Executive Officers"). Abraham D. Gosman, the Company's current Chief Executive Officer, did not receive any compensation from the Company during the past three fiscal years.

                                                                                     LONG TERM
                                                                                   COMPENSATION
                                                                  ANNUAL           -------------
                                                               COMPENSATION         SECURITIES
                                                         ------------------------   UNDERLYING         ALL OTHER
NAME                                            YEAR       SALARY($)    BONUS($)      OPTIONS     COMPENSATION($)(1)
--------------------------------------------  ---------  -------------  ---------  -------------  -------------------
Marc H. Benson..............................       1998      226,600           --       30,000             8,535(2)
President                                          1997      206,600           --       70,000               102
                                                   1996       49,567           --       26,200                26
Harold E. Nash, III.........................       1998      257,800           --       70,000                15
Executive Vice President                           1997      232,800           --       80,000               102
                                                   1996       58,200           --       35,000                26
Michael J. Zaccaro..........................       1998      222,800           --       50,000                 9
Chief Operating Officer                            1997      207,800           --       60,000                66
                                                   1996       51,950           --           --                17
Andrew D. Gosman............................       1998      268,037           --           --                 5
Vice Chairman and Former President                 1997      157,800           --           --                54
                                                   1996       39,450           --           --                13
Michael M. Gosman...........................       1998      222,274           --           --                 6
Former Executive Vice President                    1997      157,800           --           --                66
                                                   1996       39,450           --           --                17
Robert M. Kaufman(3)........................       1998      255,400       50,000      120,000                50
Former Chief Executive Officer                     1997      255,400           --      100,000               174
                                                   1996       63,850           --       50,000                44

------------------------
(1) Imputed income for Company-paid life insurance.
(2) Includes moving expense allowance of $8,526 and imputed income for Company-paid life insurance of $9.
(3) Mr. Kaufman resigned from the Company on April 15, 1999.

EMPLOYMENT AGREEMENTS

    The Company currently has an employment agreement with Marc H. Benson, the Company's President, providing for an initial employment term ending August 1999 and continuing thereafter on a year-to-year basis, subject to the Company's or Mr. Benson's election not to renew. The agreement provides for an initial annual base salary of $175,000, bonus compensation granted in the sole discretion of the Company, a monthly car allowance of $550 and a grant of options to purchase 26,200 shares of Common Stock vesting in equal increments over three years beginning in October 1997. The exercise price for such options is $15.00 per share. Mr. Benson's agreement may be terminated by the Company without cause upon written notice or by Mr. Benson in the event of a failure of the Company to substantially perform its duties under the agreement. Upon any such termination, Mr. Benson would be entitled to receive his salary payments for the twelve months following such termination.

    The Company currently has an employment agreement with Harold E. Nash, III, an Executive Vice President, providing for an initial employment term ending September 2000 and continuing thereafter on a year-to-year basis, subject to the Company's or Mr. Nash's election not to renew. The agreement provides for an initial annual base salary of $250,000 with bonus compensation granted at the Company's sole discretion. The agreement may be terminated by the Company with or without cause upon written notice or by Mr. Nash in the event of a failure of the Company to substantially perform its duties under the agreement. Upon a termination by the Company without cause or by Mr. Nash, Mr. Nash would be entitled to receive his salary during the remainder of the term of the agreement.

STOCK OPTION PLANS

RESTATED 1991 COMBINATION STOCK OPTION PLAN.

    The Company's Restated 1991 Combination Stock Option Plan, as amended and restated to date (the "1991 Plan"), was adopted initially in October 1991 and has been amended several times subsequently, most recently in order to limit the number of shares of Common Stock available for issuance to any participant in any one year to 120,000 shares and change the composition of the Compensation Committee, among other things. The number of shares currently reserved for issuance under the 1991 Plan is 156,260. The purpose of the 1991 Plan is to provide long-term incentives and rewards to the Company's key employees, officers, directors and others in a position to contribute to the success of the Company.

1995 NON-QUALIFIED STOCK OPTION PLAN.

    Directors who are not also employees of the Company are eligible to participate in the Company's 1995 Non-Qualified Stock Option Plan (the "1995 Plan"). Under the 1995 Plan, each non-employee director, upon becoming a director, is automatically granted options to purchase 1,200 shares of Common Stock, subject to vesting over three years, and options to purchase additional shares hereafter are based upon the formula provisions of said Plan. In June 1998, pursuant to the 1995 Plan, the Company granted options to purchase 1,200 shares of Common Stock to each of Donald J. Amaral, H. Loy Anderson, Jr., Rev. Bedros Baharian, Robert Cataldo and Stephen Ronai.

1996 EQUITY INCENTIVE PLAN.

    In October 1996, the Board of Directors adopted the 1996 Equity Incentive Plan (the "1996 Plan") which currently provides for the award of up to 2,600,000 shares of Common Stock in the form of incentive stock options, non-qualified stock options, restricted stock, performance shares and stock appreciation rights. All employees, directors and consultants of the Company and any of its subsidiaries are eligible to participate in the 1996 Plan. The Company has proposed to increase the number of shares of Common Stock issuable pursuant to the 1996 Plan to 2,900,000 shares. See "Item 2: Proposal to Amend the 1996 Equity Incentive Plan" for more detailed information concerning the 1996 Plan.

STOCK OPTION GRANTS

    The following is a summary of all stock options granted to the Named Executive Officers during 1998. Where applicable, individual grants are listed separately for each Named Executive Officer. None of Abraham, Michael or Andrew Gosman have options to purchase Common Stock.

                                                                                                                  POTENTIAL
                                                                                                               REALIZABLE VALUE
                                                                        % OF                                          AT
                                                                        TOTAL                                      ASSUMED
                                                           NO. OF      OPTIONS                                 ANNUAL RATES OF
                                                           SHARES      GRANTED                                   STOCK PRICE
                                                         UNDERLYING      TO        EXERCISE                      APPRECIATION
                                                          OPTIONS     EMPLOYEES   PRICE PER    EXPIRATION     ------------------
NAME                                                      GRANTED      IN 1998     SHARE($)       DATE        5% ($)    10% ($)
-------------------------------------------------------  ----------   ---------   ----------   ----------     -------  ---------
Marc H. Benson.........................................    30,000       2.2%        17.50        9/3/2008(1)  330,170    836,715

Harold E. Nash, III....................................    40,000       2.9%        29.00       4/14/2008(2)  729,518  1,848,741
                                                           30,000       2.2%        17.50        9/3/2008(2)  330,170    836,715

Michael J. Zaccaro.....................................    50,000       3.6%        17.50        9/3/2008(1)  550,283  1,394,525

Robert M. Kaufman(3)...................................    60,000       4.3%        25.38        1/2/2008(2)  957,492  2,426,473
                                                           60,000       4.3%        17.50        9/3/2008(1)  660,339  1,673,430

------------------------

(1) Vesting in one-quarter increments beginning September 3, 1999.

(2) Vesting in one-third increments beginning April 14, 1999.

(3) Mr. Kaufman resigned from the Company on April 15, 1999.

AGGREGATED STOCK OPTION EXERCISES AND STOCK OPTION VALUES

    Certain of the Named Officers exercised options during fiscal 1998 as set out below. The following table indicates the aggregate value of all exercised and unexercised options held by each Named Officer as of December 31, 1998. None of Abraham, Michael or Andrew Gosman have options to purchase Common Stock.

                                                                                       AS OF DECEMBER 31, 1998
                                                                        -----------------------------------------------------
                                                                           NUMBER OF SHARES OF
                                                                               COMMON STOCK           VALUE OF UNEXERCISED
                                                SHARES                    UNDERLYING UNEXERCISED          IN-THE-MONEY
                                               ACQUIRED                          OPTIONS                  OPTIONS($)(1)
                                                  ON          VALUE     --------------------------  -------------------------
NAME                                           EXERCISE    REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
--------------------------------------------  -----------  -----------  -----------  -------------  ----------  -------------
Marc H. Benson..............................      26,200      340,725       20,417         79,583      107,553       693,072
Harold E. Nash, III.........................      20,000      375,000       38,750        126,250      423,594       771,406
Michael J. Zaccaro..........................          --           --       17,084         92,916      100,887       942,238
Robert M. Kaufman(2)........................          --           --       83,333        186,667    1,514,579     2,069,172

------------------------

(1) Value of unexercised, in-the-money options based upon the closing price of the Company's Common Stock on the American Stock Exchange on December 31, 1998 of $30.625.

(2) Mr. Kaufman resigned from the Company on April 15, 1999.

                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board of Directors, which consists of solely non-employee directors, is responsible for the establishment and administration of the Company's Executive Compensation Program. In addition, the Committee is responsible for granting awards under and administrating the Company's 1991 Plan, 1995 Plan and 1996 Plan.

    The guiding principles of the Compensation Committee in setting compensation for its executive officers and key employees include the alignment of the interests of executive management with those of the Company's shareholders and the establishment of remuneration policies that will allow the Company to compete for and retain individuals with the qualities necessary to contribute to the Company's success. The Committee's objective is to have a significant portion of each executive's compensation package contingent on the Company's operational and, ultimately, financial success. The achievement of individual performance goals is also critical to the Committee's determination of that which constitutes fair compensation. Compensation recommendations are generally made by either the Chairman or the President and are reviewed and approved by the Compensation Committee.

    A key component to each executive officer's total compensation package is long-term equity-based incentive compensation (e.g., stock options). By linking the officer's compensation with the interests of the shareholders, equity-based compensation has the effect of directly rewarding executive officers for the Company's success and stock price appreciation.

    The two key components of compensation for the Company's executive officers are stock options and annual base salary. In 1998, the Committee approved grants of options to purchase an aggregate of 1,381,850 shares of Common Stock to all of the employees of Company. The Company's executive officers received options to purchase an aggregate of 320,000 shares of Common Stock, or 23% of the total options granted during 1998. Generally, the stock options vest over a period ranging from three to four years, beginning on the first anniversary of the date of grant. The exercise price for such options is equal, in all cases, to the closing price for the Common Stock as listed on the American Stock Exchange on the date of grant. The Committee believes that the three to four year vesting schedule and fair market value pricing encourage the Company's officers to focus on the long-term success of the Company.

    The base salary of the Company's executive officers, including its Chief Executive Officer, is based on individual performance, as well as an examination of the compensation of persons similarly situated at the Company's competitors. The yearly evaluation of base salary and bonus payments, if any, is critical to the retention and the attraction of qualified and talented personnel with the ability to contribute to the success of the Company. In July 1998, Robert M. Kaufman, then Chief Executive Officer, received a bonus of $50,000 in recognition of his contributions to the continued growth of the Company.

                                        Respectfully submitted,

                                        H. Loy Anderson, Jr.
                                        Rev. Bedros Baharian
                                        Robert Cataldo
                                        Stephen E. Ronai

                           SPECIAL PERFORMANCE GRAPH

    The following graph is being presented for informational purposes to supplement the Required Performance Graph set forth below under the heading "Required Performance Graph." Management believes that an appropriate measure of the Company's performance begins in October 1996, when The Standish Care Company, Inc. was acquired in a reverse merger by a group of affiliated corporations (the "CareMatrix Affiliates") controlled by the Company's Chairman and Chief Executive Officer and certain of its other executive officers. Upon completion of the acquisition, the shareholders of the CareMatrix Affiliates received approximately 92% of the then-outstanding shares of Common Stock, the Company's current management took office and the Company's name was changed to CareMatrix Corporation.

    The Special Performance Graph compares the relative performance of the Company's Common Stock (as measured by the price per share) against the cumulative market-weight return of the MG Industry Group Index 523 (Long Term Care Facilities) (the "MG Index") and the Standard & Poor's Composite 500 Stock Index (the "S&P 500 Index") for the 27-month period commencing October 1, 1996 and ending December 31, 1998.

                        COMPARE CUMULATIVE TOTAL RETURN
                         AMONG CAREMATRIX CORPORATION,
                      S&P 500 INDEX AND INDUSTRY INDEX(1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  DOLLARS

                     CAREMATRIX CORPORATION      MG INDEX     S&P 500 INDEX
10/01/96                             100.00        100.00            100.00
12/31/96                              63.64        103.84            108.34
3/31/97                               89.09        107.56            111.24
6/30/97                              119.70        133.22            130.66
9/30/97                              123.03        143.08            140.45
12/31/97                             139.39        140.36            144.48
3/31/98                              149.09        143.71            164.63
6/30/98                              130.61        132.53            170.07
9/30/98                              110.30         93.35            153.15
12/31/98                             148.48         95.97            185.77

                    ASSUMES $100 INVESTED ON OCTOBER 1, 1996
                          ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 1998

(1) Assumes that the value of an investment in shares of the Company's Common Stock, the S&P 500 Index and the MG Index was $100 on October 1, 1996.

(2) The Company has moved to the MG Index from the peer group used in the 1998 Proxy Statement because of consolidation in the assisted living industry. The MG Index contains each of the companies in the former peer group in addition to other companies within the industry. The former peer group was defined as Alternative Living Services, Inc., Assisted Living Concepts, Inc., Emeritus Corp., Karrington Health, Inc. and Sunrise Assisted Living, Inc. The former peer group had a total cumulative return for the period beginning October 31, 1996 and ending on December 31, 1998 of $163.65.

                           REQUIRED PERFORMANCE GRAPH

    The following graph, as required by the Securities Exchange Act of 1934, compares the relative performance of the Company's Common Stock (as measured by the price per share) against the cumulative market-weight return of the MG Industry Group Index 523 (Long Term Care Facilities) (the "MG Index") and the S&P 500 Index for the five-year period commencing December 31, 1993 and ending December 31, 1998.

                        COMPARE CUMULATIVE TOTAL RETURN
                         AMONG CAREMATRIX CORPORATION,
                      S&P 500 INDEX AND INDUSTRY INDEX(1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  DOLLARS

                     CAREMATRIX CORPORATION      MG INDEX     S&P 500 INDEX
1993                                 100.00        100.00            100.00
1994                                  43.02        118.38            101.30
1995                                  76.74        121.31            139.40
1996                                  48.84        121.37            171.41
1997                                 106.98        163.22            228.59
1998                                 113.95        102.93            293.92

                   ASSUMES $100 INVESTED IN DECEMBER 31, 1993
                          ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 1998

(1) Assumes that the value of an investment in shares of the Company's Common Stock, the S&P 500 Index and the MG Index was $100 on December 31, 1993.

(2) The Company has moved to the MG Index from the peer group used in the 1998 Proxy Statement because of consolidation in the assisted living industry. The MG Index contains each of the companies in the former peer group in addition to other companies within the industry. The former peer group was defined as Alternative Living Services, Inc., Assisted Living Concepts, Inc., Emeritus Corp., Karrington Health, Inc. and Sunrise Assisted Living, Inc. The former peer group had a total cumulative return for the period beginning December 31, 1993 and ending December 31, 1998 of $271.50.

                                    ITEM 2.
                PROPOSAL TO AMEND THE 1996 EQUITY INCENTIVE PLAN

    In the opinion of the Board of Directors, the future success of the Company depends, in large part, on its ability to attract, retain and motivate key employees with experience and ability. The Company's 1996 Equity Incentive Plan (the "1996 Plan") currently provides for the award of up to 2,600,000 shares of Common Stock in the form of incentive stock options ("ISOs"), non-qualified stock options ("NSOs"), restricted stock, performance shares and stock appreciation rights. Currently, approximately 2,100 employees of the Company are eligible to participate in the 1996 Plan. As of April 26, 1999, options to purchase 2,165,395 shares of Common Stock were outstanding under the 1996 Plan and no shares were available for future grant. The closing price of the Company's Common Stock on April 26, 1999 was $18.375.

    In Item 2 of the Notice of Meeting, the Board of Directors proposes to amend the 1996 Plan in order to increase the number of shares of Common Stock available for issuance under the 1996 Plan to 2,900,000 shares. The following is a summary of the material provisions of the 1996 Plan.

ELIGIBILITY

    All employees, directors and consultants of the Company and any of its subsidiaries are eligible to participate in the 1996 Plan. The Company currently has approximately 2,100 employees, consultants and directors who are eligible to participate in the 1996 Plan.

ADMINISTRATION

    The 1996 Plan is administered by the Compensation Committee which determines
(i) who shall receive awards from those who are eligible to participate in the 1996 Plan, (ii) the type of award to be made, (iii) the number of shares of Common Stock which may be acquired pursuant to the award, and (iv) the specific terms and conditions of each award, including the purchase price, term, vesting schedule, restrictions on transfer and any other conditions and limitations applicable to the awards or their exercise. The Board of Directors, at its discretion, may assume administration of the 1996 Plan.

    Each award may be made alone, in addition to, or in relation to any other award. The terms of each award need not be identical, and the Compensation Committee need not treat participants uniformly. Except as otherwise provided by the 1996 Plan or a particular award, any determination with respect to an award may be made by the Compensation Committee at the time of award or at any time thereafter. The Compensation Committee determines whether awards are settled in whole or in part in cash, Common Stock, other securities of the Company, awards or other property. The Compensation Committee may permit a participant to defer all or any portion of a payment under the 1996 Plan, including the crediting of interest on deferred amounts denominated in Common Stock. Such a deferral may have no effect for purposes of determining the timing of taxation of payments. In the event of certain corporate events, including a merger, consolidation, dissolution, liquidation or the sale of substantially all of the Company's assets, all awards become fully exercisable and realizable.

    The Compensation Committee may amend, modify or terminate any outstanding award, including substituting therefor another award of the same or a different type, changing the date of exercise or realization, and converting an ISO to a NSO, if the participant consents to such action, or if the Compensation Committee determines that the action would not materially and adversely affect the participant. Awards may not be made under the 1996 Plan after September 1, 2006, but outstanding awards may extend beyond such date.

STOCK AVAILABLE FOR AWARDS

    The 1996 Plan currently provides for the award for up to 2,600,000 shares of Common Stock. The number of shares of Common Stock issuable pursuant to the 1996 Plan may not be changed except by approval of the stockholders. However, in the event that the Compensation Committee determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required to preserve the benefits intended to be made available under the 1996 Plan, the Compensation Committee may adjust equitably the number and kind of shares of stock or securities in respect of which awards may be made under the 1996 Plan, the number and kind of shares subject to outstanding awards, and the award, exercise or conversion price with respect to any of the foregoing. If considered appropriate, the Compensation Committee may make provision for a cash payment with respect to an outstanding award. In addition, except in certain limited circumstances, upon the adoption of a plan or agreement concerning a change in control, sale of substantially all the assets, or liquidation or dissolution of the Company, all awards which are not then fully exercisable or realizable become so. Common Stock subject to awards which expire or are terminated prior to exercise or Common Stock which has been forfeited under the 1996 Plan will be available for future awards under the 1996 Plan. Both treasury shares and authorized but unissued shares may be used to satisfy awards under the 1996 Plan.

    The 1996 Plan may be amended from time to time by the Board of Directors or terminated in its entirety; however, no amendment may be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement.

    The maximum number of shares of Common Stock that could be awarded to any employee in any one year is 120,000 shares.

STOCK OPTIONS

    The Compensation Committee may award two types of options: ISOs, which qualify for special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and NSOs that do not qualify for special federal income tax treatment under the Code. The Compensation Committee may also determine the number of shares to be covered by each option, the option price therefor, the term of the option, and the other conditions and limitations applicable to the exercise of the option. As required by the Code, the option price per share of Common Stock purchasable under an ISO may not be less than the fair market value of the Common Stock on the date of award. The option price per share of Common Stock purchasable under a NSO will be determined by the Compensation Committee and may be less than, equal to or greater than the fair market value of the Common Stock on the date of award. The 1996 Plan provides that the option price may not be granted at a price less than fair market value, with exceptions of (i) discounts providing for an exercise price in excess of 85% of fair market value which are granted upon approval of the Committee in lieu of a reasonable amount of salary or cash bonus and (ii) options to purchase less than 10% of the shares authorized to be issued under the 1996 Plan. Options may be exercisable for not more than ten years after the date the option is awarded in the case of ISOs and ten years and one day after the date the option is awarded in the case of NSO. The Compensation Committee may at any time accelerate the exercisability of all or any portion of any option.

    For federal income tax purposes, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the option. Correspondingly, no deduction is allowed to the Company for federal income tax purposes upon either the grant or the exercise of an ISO.

    If shares acquired upon the exercise of an ISO are not disposed of either within the two-year period following the date the option is granted or within the one-year period following the date the shares are transferred to the optionee pursuant to exercise of the option, the difference between the amount realized on any disposition thereafter and the option price will be treated as long-term capital gain or loss to the optionee. If a disposition occurs before the expiration of the requisite holding periods, then the lower of

(i) any excess of the fair market value of the shares at the time of the exercise of the option over the option price or (ii) the actual gain realized on disposition, will be deemed to be compensation to the optionee and will be taxed at ordinary income rates. In such event, the Company will be entitled to a corresponding deduction for federal income tax purposes. Any such increase in the income of the optionee or deduction from the income of the Company attributable to such disposition is treated as an increase in income or deduction from income in the taxable year in which the disposition occurs. Any excess of the amount realized by the optionee on disposition over the fair market value of the shares at the time of exercise will be treated as capital gain.

    "Alternative minimum taxable income" in excess of the taxpayer's exemption amount is subject to the alternative minimum tax, which is imposed at graduated rates of up to 28% on individuals and is payable to the extent it exceeds regular income tax. The excess of the fair market value on the date of exercise over the option price of shares acquired upon exercise of an ISO generally constitutes an item of alternative minimum taxable income for the purpose of the alternative minimum tax, and the payment of any alternative minimum tax resulting therefrom will not increase the optionee's basis for the shares acquired for regular income tax purposes. In addition, if the aggregate fair market value (determined at the time the option is granted) of the Common Stock covered by ISOs which are exercisable for the first time by an individual during a calendar year exceeds $100,000, the amount of the excess will not be treated as shares acquired through the exercise of an ISO.

    Under the Code, a person who is granted a NSO will not have taxable income at the date of grant; however, an optionee who thereafter exercises such an option will be deemed to have received compensation income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise. The optionee's tax basis for such shares will be increased by the amount which is deemed compensation income. For the year in which a NSO is exercised, the Company will be entitled to a deduction in the same amount as the optionee is required to include in his or her income, provided the Company timely complies with certain reporting requirements. When the optionee disposes of such shares he or she will recognize capital gain or loss.

STOCK APPRECIATION RIGHTS

    A stock appreciation right ("SAR") entitles the participant to receive an amount in cash or shares of Common Stock or a combination thereof having a value equal to (or, if the Compensation Committee shall so determine at the time of grant, less than) the excess of the fair market value of a share of Common Stock on the date of exercise over the fair market value of a share of Common Stock on the date of grant (or over the option price, if the SAR was granted in tandem with an option) multiplied by the number of shares with respect to which the SAR is exercised. Subject to the provisions of the 1996 Plan, the Compensation Committee may award SARs in tandem with a Non-Qualified Stock Option (at or after the award of the option), or alone and unrelated to an option and determine the terms and conditions applicable thereto, including the form of payment. SARs granted in tandem with an option terminate to the extent that the related option is exercised, and the related option terminates to the extent that the tandem SARs are exercised. Generally, SARs granted in tandem with an option will be exercisable at such time or times, and only to the extent that, a related option is exercisable, and shall not be transferable except to the extent that a related option is transferable.

    No income will be recognized by a participant in connection with the grant of an SAR. When the SAR is exercised or when a participant receives payment in cancellation of an option, the participant will generally be required to include as taxable ordinary income in the year of such exercise or payment an amount equal to the amount of cash received and the fair market value of any stock received. The Company will generally be entitled to a deduction for federal income tax purposes at the same time equal to the amount includable as ordinary income by such participant, provided the Company withholds and deducts to the extent required by then applicable law.

PERFORMANCE SHARES

    A performance share ("Performance Share") entitles a participant to acquire shares of Common Stock upon the attainment of specified performance goals. Subject to the provisions of the 1996 Plan, the Compensation Committee may award Performance Shares and determine the performance goals applicable to each such award, the number of such shares for each Performance Cycle, the duration of each Performance Cycle, and all other limitations and conditions applicable to the awarded Performance Shares. There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other. The payment value of each Performance Share shall be equal to the fair market value of one share of Common Stock on the date the Performance Share is earned or, in the discretion of the Compensation Committee, on the date the Compensation Committee determines that the Performance Share has been earned. The Compensation Committee will determine, at or after the time of award, whether payment values will be settled in whole or in part in cash or other property, including Common Stock or awards. All awards of Performance Shares will expressly indicate that they are awarded in lieu of cash.

    No income will be recognized by a recipient in connection with the grant of Performance Shares. When a recipient receives a Performance Share, the recipient will generally be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any Common Stock or other property received. The Company will generally be entitled to a deduction for federal income tax purposes at the same time equal to the amount includable as ordinary income by such recipient, provided the Company timely complies with certain reporting requirements.

RESTRICTED STOCK

    An award of restricted stock ("Restricted Stock") entitles the participant to acquire shares of Common Stock for a purchase price per share determined by the Compensation Committee, subject to such conditions and restrictions as the Compensation Committee shall determine. Subject to the provisions of the 1996 Plan, the Compensation Committee may award shares of Restricted Stock and determine the purchase price therefor, the duration of the restricted period during which, and the conditions under which, the shares may be forfeited to or repurchased by the Company, and the other terms and conditions of such awards. The duration of the restricted period shall be at least one year in the case of restrictions conditioned upon specified performance levels and at least three years in the case of restrictions conditioned solely upon the passage of time, except with respect to shares of Restricted Stock representing not more than 10% of the shares authorized to be issued under the 1996 Plan. The Compensation Committee may not modify or waive the restrictions with respect to any Restricted Stock except for Restricted Stock representing not more than 10% of the shares authorized to be issued under the 1996 Plan. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law. A participant shall have all the rights of a stockholder with respect to the Restricted Stock, including voting and dividend rights, subject to restrictions on transferability and Company repurchase rights or forfeiture conditions and subject to any other conditions contained in the award.

    A recipient of Restricted Stock generally will be subject to tax at ordinary income rates on the fair market value of the Common Stock at the time the Common Stock is no longer subject to forfeiture, less any amount paid for such stock. A recipient who makes an election under Section 83(b) of the Code within 30 days of the date of issuance of the Restricted Stock, however, will recognize ordinary income on the date of issuance equal to the fair market value of the shares of Restricted Stock at that time (measured as if the shares were unrestricted and could be sold immediately), less any amount paid for such stock. If the election is made, no taxable income will be recognized when the shares subject to such election are no longer subject to forfeiture. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares, except that the amount, if any, actually paid for the shares will be a capital loss. The holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the forfeiture period expires (or upon earlier issuance of the shares, if the recipient elected immediate recognition of income under Section 83(b) of the
Code).

SECTION 162(M) OF THE CODE

    Section 162(m) provides a $1 million limit for deductions of the Company with respect to compensation of the Company's Chief Executive Officer and four other most highly compensated executive officers. Stock options (whether qualified or non-qualified) will be excluded from this limitation provided that the exercise price of the option is equal to the fair market value of the Company's shares subject to the option on the date of grant, and certain other requirements, relating to the composition of the Compensation Committee and shareholder approval of the 1996 Plan, are met. Further, the compensation element of grants of restricted stock is not excluded from this limitation. Therefore, it is possible that at a future point in time the Company's deduction for executive compensation could be subject to the $1 million limitation.

    Future awards under the 1996 Plan are subject to the discretion of the Compensation Committee. Therefore, it is impossible to indicate the specific awards that will be granted to or benefits that will be received by any individual participant or any group of participants under the 1996 Plan.

BOARD RECOMMENDATION

    The Board of Directors believes that approval of the amendment to the 1996 Plan is in the best interests of the Company and its stockholders and recommends a vote "FOR" the proposal contained in Item 2 of the Notice of Meeting.

                              CERTAIN TRANSACTIONS

    As used herein, "Chancellor" or a "Chancellor Entity" is Chancellor Senior Housing Group, Inc. or a company in which Abraham D. Gosman has an ownership interest in excess of 90%. The Company provides and will continue to provide development, management and other services in connection with the establishment of assisted living facilities, skilled nursing facilities and other health care facilities to or for the benefit of Chancellor, which will be the owner of the new facilities. In addition to Mr. Gosman, certain members of the Company's senior management also have an ownership interest in Chancellor.

    On September 1, 1996, the Company and a Chancellor Entity entered into a Development and Turnkey Services Agreement (the "Global Services Agreement") in connection with the development and management of assisted living, supportive independent living and skilled nursing/rehabilitation facilities by the Company for certain existing and future Chancellor Entities. Upon the completion of all necessary due diligence and satisfaction of all material contingencies (with the exception of the receipt of final, non-appealable zoning approvals for the facility to be developed), the parties expect to enter into a development agreement, the form of which is attached to the Global Services Agreement (the "Global Development Agreement"), prior to the commencement of construction of the facility. The Global Development Agreement provides for a development fee that the Company expects will range between 5% and 8% of total project costs, depending on the individual transaction and determined on the date of signing.

    Prior to completion of the construction of a facility, and pursuant to the Global Development Agreement, the parties will enter into a management agreement, the form of which is attached to the Global Development Agreement (the "Global Management Agreement"), pursuant to which the Company earns and expects to earn a management fee equal to approximately 5% of revenues. The Company generally has an option to convert such Global Management Agreements into fair market value leases (which will be a negotiated percentage of total project costs) for a fifteen-year initial term with two to four five-year fair market value renewal options. There also may be an option to acquire the facility at either fair market value or based on a percentage of Consumer Price Index increases at the end of the initial term or option periods. The Company expects to exercise the lease option at such time as the facilities reach profitability. Chancellor may sell some of the developed facilities to REITs or other financing sources; however, no such agreements are currently in place. Any such sale would be subject to any management, lease or purchase terms already in place. Going forward, the Company expects to enter into Global Management Agreements for most developed facilities commencing at the time of property acquisition. These agreements will generally be for a fifteen-year period with up to three five-year options. Such options normally may only be exercised if the facility has achieved positive cash flow for the three fiscal years immediately prior to the extension. The management fee will generally equal the greater of $20,000 per month or 5% of net revenues plus incentive management fees based on the net cash flow from the facilities. Under these agreements, the manager is responsible for all expenses related to the operations of the facility other than debt service and is reimbursed for such costs. In addition, the agreements will often contain an option for the manager to purchase the facility at various times during the agreement at mutually agreed upon prices.

    The Company expects that, to the extent solely development or solely management opportunities present themselves with such Chancellor Entities, it will utilize the Global Development Agreement or the Global Management Agreement on a stand-alone basis.

    During 1998, the Company entered into Global Development Agreements with 19 separate Chancellor Entities with respect to the development of assisted living facilities located in Connecticut (Old Saybrook), Florida (Bradenton, Ft. Myers, Venice and Wellington), Illinois (Chicago, Flossmoor, Mt. Prospect and Vernon Hills), New York (Garden City, Ossining and Ryebrook), Ohio (Brooklyn and Westlake), Pennsylvania (Abington, Chestnut Hill and Haverford) and Tennessee (Cordova). In addition, the Company entered into consulting agreements with Chancellor Entities relating to the retention of third party financing for facilities located in Florida (Aberdeen and Deerfield) and New Jersey (Park Ridge/ Princeton), the fees from which are included in the Company's development fee revenue. For the year ended December 31, 1998, the Company recognized approximately $21.7 million in development fee revenue from development and consulting agreements with various Chancellor Entities.

    During 1998, the Company entered into a Global Management Agreement with a Chancellor Entity for a facility located in Southington, Connecticut. For the year ended December 31, 1998, the Company recognized approximately $12.8 million in management fee revenue resulting from various management services performed for various Chancellor Entities.

    In 1998, the Company paid various Chancellor Entities a total of $7.1 million for lease rights to three facilities, two located in Arizona and one in Connecticut. The lease term for each facility is 15 years with rent equal to debt service plus approximately 27% to 34% of cash flow (in the case of the Arizona facilities) or simply debt service (in the case of the Connecticut facility). Each lease has at least three five-year renewal options. The Company also exercised its option to lease from certain Chancellor Entities, four facilities which it had been managing, two of which are located in New Jersey, one in Florida and one in Connecticut. The New Jersey facilities each have a lease term of 15 years, with three five-year renewal options and a purchase option equal to not less than the fair market value of the facility when such option is exercised. The Florida facility lease has a term of approximately seven years and no renewal or purchase option. The Connecticut facility lease has a term of 10 years with four five-year renewal options and no purchase option. Rent in each case is equal to debt service, except for the Connecticut facility for which rent equals debt service plus 50% of cash flow.

    In 1998, the Company paid a total of $4.0 million in lease deposits related to two facilities (one in Connecticut and one in New York), which are owned 50% by certain Chancellor Entities and 50% by an unrelated third party.

    During 1998, the Company paid a Chancellor Entity $2.0 million for development and lease rights related to a senior living community in New York, the purchase price for which was based on expected earnings from the development of the senior community. In addition, the Company paid $1.0 million to

Chancellor to purchase, at original cost (which at such time was less than fair market value), Chancellor's interest in a limited partnership owning marketable securities.

    During 1998, the Company recorded interest income of $1.8 million from various Chancellor Entities related primarily to amounts owed pursuant to various development and management agreements, escrow deposits, and other short-term advances. Such outstanding amounts earned interest at the same rate as the Company pays under its line of credit with an unrelated third party bank. All short-term advances were repaid as of December 31, 1998.

    During 1998, Chancellor reimbursed the Company for services provided by certain of the Company's executive officers and other employees in the amount of approximately $1.1 million in connection with the development of projects by the Company and Chancellor. The value of such services was determined based upon the commitment of time by the applicable employee to Chancellor projects relative to such employee's annual base salary paid by the Company.

    The Company also subleases a portion of its principal office space in Needham, Massachusetts to Meditrust, a publicly traded real estate investment trust of which Abraham D. Gosman was the Chairman of the Board and Chief Executive Officer, for annual rental payments equal to $179,256.

    In 1997, the Company purchased from a related party, for $2.1 million, a subordinated loan related to a facility that it managed for a Chancellor Entity. The loan has a face value of $2.4 million, bears interest at 8.5% and matures November 2024. Payment of accrued interest on the note is subordinated to the facility achieving certain financial performance measures. During 1998, $370,000 of this note was repaid.

    In January 1998, the Company purchased for $800,000 a management agreement for a skilled nursing facility located in Florida from PhyMatrix Corp. ("PhyMatrix"), a publicly-owned company of which Mr. Gosman is Chairman of the Board and Co-Chief Executive Officer and of which he, together with his two sons, beneficially owns approximately 24.6%. The Company began leasing this facility in the second quarter of 1998. In addition, in April 1997, the Company entered into an agreement with PhyMatrix relating to the reimbursement of any fees or expenses incurred in connection with the utilization of the services or property of the respective companies.

    It is the general policy of the Company not to enter into any transaction, or amend in a manner adverse to the Company any existing transaction, in which an affiliate of the Company has a material interest, unless a majority of the disinterested directors approve the terms thereof.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of April 26, 1999 (except where otherwise indicated), certain information regarding the beneficial ownership of shares of Common Stock (i) by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) by each director and each director nominee, (iii) by each of the Named Executive Officers of the Company, and (iv) by all current directors and executive officers as a group. Except as indicated in the footnotes, all of such shares of Common Stock set forth in the following table are owned directly, and the indicated person has sole voting and investment power with respect to all Common Stock shown as beneficially owned by such person:

                                                                                          SHARES OF COMMON STOCK
                                                                                           BENEFICIALLY OWNED(1)
                                                                                      -------------------------------
NAME OF BENEFICIAL OWNER                                                                NUMBER       PERCENTAGE(2)
------------------------------------------------------------------------------------  ----------  -------------------
Abraham D. Gosman(3)................................................................   7,544,314         41.6   %

Andrew D. Gosman(4)(5)..............................................................   1,528,309          8.5   %

Michael M. Gosman(4)................................................................   1,527,309          8.5   %

Alliance Capital Management L.P.(6).................................................   1,101,400          6.1   %

Marsh & McLennan Companies, Inc.(7).................................................   2,570,000         14.3   %

Marc H. Benson(8)...................................................................      29,166           *

Michael J. Zaccaro(9)...............................................................     173,843           *

Harold E. Nash, III(10).............................................................      49,565           *

Robert M. Kaufman(11)...............................................................     336,826          1.9   %

Donald J. Amaral(12)................................................................       5,333           *

H. Loy Anderson, Jr.(12)(13)........................................................       5,843           *

Bedros Baharian(12)(14).............................................................      31,333           *

Robert Cataldo(12)..................................................................       5,333           *

Stephen E. Ronai(12)(15)............................................................       6,333           *

All directors and executive officers as a group (12 persons including certain of the
  above-named individuals)(16)......................................................   7,852,063         43.2   %

------------------------

*   Less than 1%

 (1) Includes shares which may be acquired within 60 days of April 26, 1999 pursuant to the exercise or conversion of outstanding options, warrants and convertible securities of the Company.

 (2) Percentages shown are based on 18,029,197 shares of Common Stock outstanding as of April 26, 1999, plus, as to each individual and group listed, the number of shares of Common Stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming exercise or conversion of outstanding options, warrants and convertible securities of the Company held by such holder which are exercisable or convertible within 60 days from April 26, 1999, after anti-dilution adjustments in respect of such holders.

 (3) Consists of (i) 4,378,503 shares of Common Stock held of record by Chancellor Partners Limited Partnership I ("CPLP I"), (ii) 3,069,250 shares of Common Stock held of record by Chancellor Partners Limited Partnership II ("CPLP II"), (iii) 4,800 shares held directly by Mr. Gosman, and (iv) a warrant to purchase 91,761 shares of Common Stock, which is currently exercisable. Mr. Gosman is the sole shareholder of CLP, Inc., which is the sole general partner of each of CPLP I and CPLP II. As general partner of CPLP I, CLP, Inc. has sole voting and dispositive power over the shares held by such partnership. As general partner of CPLP II, CLP, Inc. has sole dispositive power over the shares held by such partnership and sole voting power with respect to 14,632 shares held by CPLP II. CPLP II's sole limited partner, Chancellor Partners Business Trust (of which Andrew and Michael Gosman are trustees and shareholders) has sole voting power over the remainder of such shares. Mr. Gosman's business address is 197 First Avenue, Needham, MA 02494.

 (4) CPLP II, the sole limited partner of which is Chancellor Partners Business Trust ("CPBT"), is the record owner of 3,069,250 shares of Common Stock. Pursuant to the terms of the partnership agreement of CPLP II, CPBT has sole voting power over all but 14,632 of such shares. Pursuant to the terms of CPBT's declaration of trust, each of Andrew D. Gosman and Michael M. Gosman, which are CPBT's sole trustees and shareholders, has voting power with respect to one-half of the shares held by CPLP II (excluding the aforementioned 14, 632 shares), or 1,527,309 shares. Andrew D. Gosman and Michael M. Gosman's business address is 197 First Avenue, Needham, MA 02494.

 (5) Also includes 1,000 shares of Common Stock held directly by Mr. Gosman.

 (6) Alliance Capital Management L.P. ("ACM"), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, acquired the Common Stock solely for investment purposes on behalf of client discretionary investment advisory accounts. ACM is majority owned by The Equitable Companies Incorporated ("The Equitable Companies"), 1290 Avenue of the Americas, New York, NY 10104. The Equitable Companies acts as a parent holding company in accordance with 240.13d-1(b)(ii)(G). The Equitable Companies is majority owned by AXA (formerly AXA-UAP), 9 Place Vendome, 75001 Paris, France. AXA is majority owned by AXA Conseil Vie Assurance Mutuelle (formerly Alpha Assurances Vie Mutuelle), 100-101 Terrasse Boieldieu, 92042 Paris La Defense, France, AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, both located at 21 rue de Chateaudun, 75009 Paris, France, and AXA Courtage Assurance Mutuelle, 26 rue Louis le Grand, 75002 Paris, France as a group (collectively with ACM, The Equitable Companies and AXA, the "Companies"). Each of the Companies operates under independent management and makes independent decisions. The foregoing is based upon the Schedule 13G, as amended, filed with the Commission on February 16, 1999 by the Companies.

 (7) Putnam Investments, Inc. ("PI"), which is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. ("M&MC"), wholly owns two registered investment advisers: Putnam Investment Management, Inc. ("PIM"), which is the investment adviser to the Putnam family of mutual funds (including the Putnam New Opportunities Fund ("PNOF")) and The Putnam Advisory Company, Inc. ("PAC"), which is the investment adviser to Putnam's institutional clients. Both subsidiaries have dispository power over the shares as investment managers, but each of the mutual fund's trustees have voting power over the shares held by each fund, and PAC has shared voting power over the shares held by the institutional clients. M&MC's address is 1166 Avenue of the Americas, New York, NY 10036. The foregoing is based upon the
     Schedule 13G, as amended, filed with the Commission on February 4, 1999 by M&MC, PI, PIM, PAC and PNOF.

 (8) Includes 29,166 shares of Common Stock which Mr. Benson has the right to acquire within 60 days upon the exercise of stock options.

 (9) Includes 148,010 shares of Common Stock held directly by Mr. Zaccaro and 25,833 shares which Mr. Zaccaro has the right to acquire within 60 days upon the exercise of stock options.

(10) Includes 400 shares of Common Stock held directly by Mr. Nash and 49,165 shares which Mr. Nash has the right to acquire within 60 days upon the exercise of stock options.

(11) Includes (i) 200,000 shares held directly, (ii) 160 shares held by Mr. Kaufman's children, and (iii) 136,666 shares of Common Stock which Mr. Kaufman has the right to acquire within 60 days upon the exercise of stock options.

(12) Includes 5,333 shares of Common Stock which each of Rev. Baharian and Messrs. Amaral, Anderson, Cataldo and Ronai has the right to acquire within 60 days upon the exercise of stock options.

(13) Also includes 510 shares of Common Stock held directly by Mr. Anderson.

(14) Also includes 26,000 shares of Common Stock held directly by Rev. Baharian.

(15) Also includes 1,000 shares of Common Stock held directly by Mr. Ronai.

(16) Includes an aggregate of 130,829 shares of Common Stock that directors and executive officers have the right to acquire within 60 days upon the exercise of options or warrants.

                           PROPOSALS OF STOCKHOLDERS

    Proposals of stockholders intended to be presented at the next annual meeting of stockholders must be received by the Company at its principal executive offices by January 13, 2000 for inclusion in the proxy statement and form of proxy relating to that meeting and must comply with the applicable requirements of the federal securities laws.

    The By-laws of the Company specify when a stockholder must submit nominations for director for consideration at a stockholders' meeting in order for those nominations to be considered at the meeting. In order for the nominations to be considered at the meeting, the stockholder making them must have given timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, 197 First Avenue, Needham, Massachusetts 02494, not less than 14 days nor more than 60 days prior to the meeting; except that in the event that less than 21 days' notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received no later that the close of business on the fifth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

    A stockholder's notice to the Secretary concerning nominations for director shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director the name, age, business address and, if known, residence address of each nominee proposed in such notice, the principal occupation or employment of such nominee, and the number of shares of Common Stock beneficially owned by such nominee; and (b) as to the stockholder giving notice (i) the stockholder's name and address, as they appear on the Company's books and (ii) the class and number of shares of the Company's stock that are beneficially owned by such stockholder.

    A stockholder's notice to the Secretary with respect to other proposals shall set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting, (b) the stockholder's name and address, as they appear on the Company's books, (c) the class and number of shares of the Company's stock that are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business.

                   ANNUAL REPORT AND INDEPENDENT ACCOUNTANTS

    The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1998, including financial statements and the report of PricewaterhouseCoopers LLP ("PWC") thereon, is being mailed herewith to each of the Company's shareholders of record at the close of business on April 26, 1999. The Board of Directors has selected PWC as the Company's independent accountants for the current fiscal year. Representatives of PWC are expected to be present at the Annual Meeting where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

    The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as shown above. However, if any such other business should come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxies in respect of any such business in accordance with their best judgment.

    The cost of preparing, assembling and mailing this proxy material will be borne by the Company. The Company may solicit proxies otherwise than by use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. Such assistance may take the form of personal, telephonic or written solicitation or any combination thereof. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

                                          By Order of the Board of Directors,

                                          /s/ Jeffrey P. Neterval
                                          --------------------------------------
                                          Jeffrey P. Neterval
                                          SECRETARY

April 30, 1999

PROXY                                                                      PROXY
                             CAREMATRIX CORPORATION
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 21, 1999

    The undersigned, having received the Notice of Annual Meeting of Stockholders and the Board of Directors' Proxy Statement (the "Proxy Statement"), hereby appoint(s) Abraham D. Gosman, Andrew D. Gosman and Marc H. Benson, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Stockholders of CareMatrix Corporation to be held June 21, 1999, and all adjournments thereof (the "Meeting"), and there to vote all shares of Common Stock of CareMatrix Corporation that the undersigned would be entitled to vote, if personally present, in regard to all matters which may come before the Meeting as to the extent permitted by the Company's By-laws and applicable law.

    The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority to the extent permitted by the Company's By-laws and applicable law (i) to consider and act upon such business, matters or proposals other than the business set forth below as may properly come before the Meeting and (ii) with respect to the election of directors in the event that any of the nominees is unable or unwilling to serve. This Proxy when properly executed will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director and FOR the amendment to the Company's 1996 Equity Incentive Plan.

      Please mark vote as in this example. /X/

1. For the election of all nominees listed below (except as otherwise indicated).

      Nominees: Abraham D. Gosman, Andrew D. Gosman, Michael M. Gosman, Donald
J. Amaral, H. Loy Anderson, Jr., Rev. Bedros Baharian, Robert Cataldo and Stephen E. Ronai

/ / FOR all nominees    / / WITHHOLD from all nominees
/ / FOR all nominees, except those listed on the line below.
________________________________________________________________________________

                                                     (CONTINUED ON REVERSE SIDE)

2. For the amendment of the Company's 1996 Equity Incentive Plan.

/ / FOR the amendment  / / AGAINST the amendment  / / ABSTAIN

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    Mark here for address change and note below. / /

                                       Signature _______________    Date _______

                                       Signature _______________    Date _______

In signing, please write name(s) exactly as appearing in the imprint on this card. For shares held jointly, each joint owner should sign. If signing as executor, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.